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                                                                 Exhibit 3(ii).1

                                  MINIMED INC.
                               AMENDMENT TO BYLAWS
                             ADOPTED AUGUST 19, 1998



         Section 3.02. Number, Term of Office and Qualifications. The number of directors shall be eight (8). Directors need not be stockholders. Each of the Directors of the corporation shall hold office until his successor shall have been duly elected and shall qualify or until he shall resign or have been removed in the manner hereafter provided.